Exhibit 2.4

Filed September 14, 2007

Secretary of State

Tallahassee, Florida

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF

UTILSOURCE CORPORATION

Pursuant to the provisions of Section 607.1006, Florida Statutes, this corporation adopts the following articles of amendment to its articles of incorporation:

FIRST:	Amendment(s) adopted:

The name of the corporation shall be changed and do business as Utilsource International Corporation.

SECOND:	The date of this Amendment’s adoption is August 29, 2007.

THIRD:	This amendment was adopted by the board of directors without shareholder action and shareholder action was not required.

Signed this 29th day of August 2007

Signature: /s/ James P. Lezie
James P. Lezie
Chairman of the Board & CEO